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Regeneron Pharmaceuticals, Inc.
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CONTENTS

3 REGENERON AT A GLANCE

4 SHAREHOLDER LETTER

7 MARKETED PRODUCTS & LATE-STAGE PIPELINE

15 TECHNOLOGIES & R&D

20 DOING WELL BY DOING GOOD

27 FORWARD-LOOKING STATEMENTS & NON-GAAP FINANCIAL MEASURES

29 CORPORATE INFORMATION

REGENERON < MENU > 2017 ANNUAL REPORT 2

REGENERON AT A GLANCE

2 new medicines approved in the United States and European Union in 2017

Positive revenue growth, increased net income and increased Earnings Per Share

#1 Top Ranked Biopharma in *Science* magazine's Top Employer Survey for 5th time

5TH consecutive year ranked in *Forbes*' Top 10 Most Innovative Companies

Opened Sleepy Hollow, NY, and London offices; expanded Irish facilities

6,500+ employees in 7 locations*

300K+ exomes sequenced by the Regeneron Genetics Center*

100+ community organizations served during our first global Day for Doing Good

*As of April 2018.

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DE A R FELLOW SH A REHOLDERS, In 2018, we are celebrating the 30th anniversary of Regeneron’s incorporation. A lot has changed since our early days, but many things remain constant, including our core mission of bringing important new medicines to people with serious diseases. We have always taken a long-term view to our business, investing in science and technology that we believe will drive innovation today and for many years to come. This investment has yielded six FDA-approved medicines and a robust internally-discovered and developed product pipeline. In 2017, we received U.S. Food and Drug Administration ( FDA) and European Commission approvals for two important new medicines, DUPIXENT® (dupilumab, blocking the IL-4 and IL-13 pathways) Injection for adults with moderate-to-severe atopic dermatitis and KEVZARA® (sarilumab, blocking the IL-6 pathway) Injection for adults with moderately to severely active rheumatoid arthritis, both of which were homegrown in our laboratories. We were one of only three companies to obtain multiple FDA approvals for novel medicines in 2017, and in its overview of 2017 approvals, the FDA highlighted DUPIXENT as one of two notable examples of first-in-class medicines with “potential for strong positive impact on the health of the American people.” We also continued to bring EYLEA® (aflibercept, blocking VEGF) Injection to more people in need, achieving nearly $ 6 billion in global sales in 2017, together with our ex-U.S. collaborator Bayer. In addition, the United States Court of Appeals for the Federal Circuit ordered a new trial on the issues of written description and enablement and vacated the permanent injunction in the ongoing litigation regarding PRALUENT® (alirocumab, blocking PCSK9) Injection. With positive results from the large cardiovascular ODYSSEY OUTCOMES trial announced in early 2018, we hope that PRALUENT will be able to deliver on its promise of helping the many patients at high cardiovascular risk who are not adequately treated with statins. In 2018, we are anticipating two additional FDA approval decisions: dupilumab for the treatment of adults and adolescents (12 years+) with moderate-to-severe asthma, and cemiplimab, our PD-1 antibody, in advanced cutaneous squamous cell carcinoma, a difficult-to-treat skin cancer. Our clinical-stage pipeline includes 16 important new product candidates, including fully human antibodies and bispecific antibodies, in multiple different therapeutic areas, including cancer, diabetic eye diseases, pain, muscle atrophy and allergic disease. 4 2 0 1 7 A N N U A L R E P O R T < MENU >

GROWTH

We are committed to investing in our R&D efforts while continuing to deliver strong financial results for our shareholders. In 2017, total revenues increased 21 percent from 2016 to $5.9 billion, driven by continued growth within our EYLEA franchise, as well as increased contributions of revenue from our collaborators.

$5.9 BILLION

in total revenue for 2017 (21% increase over 2016)

With DUPIXENT's approval in adults with uncontrolled moderate-to-severe atopic dermatitis and strong clinical data in multiple investigational settings (asthma, eosinophilic esophagitis and nasal polyps), we see potential to change the practice of medicine in allergic diseases. We are further evaluating dupilumab in pediatric patients, in patients who suffer from multiple allergic conditions at the same time, as well as in people with peanut allergy and grass allergy. With the accelerated development of REGN3500, our IL-33 antibody which may also have a potential impact on diseases like atopic dermatitis, asthma and chronic obstructive pulmonary disease, allergic diseases will be a focus of the company for many years to come.

We also continue to actively develop and refine new technologies that can improve and expedite the drug development process. One major technology initiative, the Regeneron Genetics Center (RGC), is one of the leading genomics efforts in the world. To date, the RGC has sequenced exomes from 300,000 volunteers, enabled through collaborations with health record pioneers like the Geisinger Health System and UK Biobank. Early in 2018, we were proud to form a novel, pre-competitive consortium with other leading life sciences companies to fund the RGC's sequencing of the 500,000 individuals in the UK Biobank population—one of the largest human sequencing efforts in the world—advancing Regeneron's research and accelerating delivery of this unprecedented "big data" resource to the global research community.

In 2017, we also created new alliances with several emerging companies that have synergistic technology capabilities, including Intellia Therapeutics, Inc. to pursue CRISPR-based therapeutics and Decibel Therapeutics, Inc. to pursue solutions for hearing loss.

We are committed to investing in our R&D efforts while continuing to deliver strong financial results for our shareholders. In 2017, total revenues increased 21 percent from 2016 to $5.9 billion, driven by continued growth within our EYLEA franchise, as well as increased contributions of revenue from our collaborators. This revenue growth was realized without taking any price increases on our medicines. We earned $16.32 per diluted share from non-GAAP net income of $1.90 billion, a 44 percent increase over 2016, and generated free cash flow in excess of $1.0 billion.* Our balance sheet remains strong, and we ended the year with $2.9 billion in cash and marketable securities.

*Non-GAAP net income, non-GAAP net income per share, and free cash flow are not measures calculated in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). See "Note Regarding Forward-Looking Statements and Non-GAAP Financial Measures" starting on page 27 for a definition of these measures and a reconciliation of each of these measures to the most directly comparable GAAP financial measure.

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The reduction of the U.S. corporate tax rate to 21 percent will provide a significant benefit to Regeneron, especially as currently most of our profits are subject to taxation in the United States. We do not expect the new tax law to have a material impact on our overall strategy, as we develop and manufacture products in the United States and Ireland based on business needs. Our near-term plan for the incremental cash flow that will be generated by the reduction in tax is to re-invest it into our research efforts and use it to support our growth.

We have grown our team to over 6,500 people and have purposely created an innovative and collaborative culture where the highest-quality research thrives and where committed teams can discover, develop and commercialize new medicines. After the 2018 annual shareholder meeting, Charles Baker will be retiring from the Board of Directors, having served for nearly three decades. We thank Chuck for his early support and for offering his leadership, business expertise and wisdom to the company and its shareholders.

Beyond our own Regeneron team, we also are keenly focused on fostering the next generation of scientific innovators. We are a leader in supporting STEM (Science, Technology, Engineering and Math) initiatives that reward and inspire promising young minds, including providing in excess of $100 million over ten years to support the Regeneron Science Talent Search, the nation's oldest and most prestigious high school science competition. We take our commitment to being a responsible corporate citizen seriously, and, in order to increase transparency around all aspects of our environmental, social and governance practices, we have launched a new Responsibility Report this year.

We are confident that our proven ability to turn science into medicine, as well as our prudent financial management, keeps us well-positioned to deliver important advances for patients in need and deliver sustainable, long-term growth.

Sincerely,

Len, George and Roy



Leonard S. Schleifer, MD, PhD
Founder, President and Chief Executive Officer



George D. Yancopoulos, MD, PhD
Founding Scientist, President and Chief Scientific Officer



P. Roy Vagelos, MD
Chairman of the Board

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M A R K E T E D P R O D U C T S & L AT E - S TA G E P I P E L I N E 7 2 0 1 7 A N N U A L R E P O R T < MENU >

EYLEA® (AFLIBERCEPT) INJECTION AND RETINAL DISEASE PROGRAMS Our market-leading anti-VEGF treatment has continued to reach more patients with blindness-causing retinal conditions, including wet age-related macular degeneration (AMD) and diabetic macular edema (DME). Diabetic eye diseases are under-diagnosed and under-treated, and will become an increasing issue given an aging population and overall increase in the prevalence of diabetes. We believe there is an important opportunity for EYLEA to help more patients with DME, as only a small percentage of patients currently receive treatment with an anti-VEGF therapy. We also recently announced positive topline Phase 3 results from a study of EYLEA in moderately severe to severe non-proliferative diabetic retinopathy without DME (the PANORAMA study), and expect to complete a regulatory submission for this indication by the end of 2018. Patients with diabetes are at risk for losing vision because of diseased blood vessels in the eye. Vascular leaks lead to retinal swelling and vision loss, or what is known as diabetic macular edema, an indication for which EYLEA is currently approved. E Y L EA U.S . NE T P RODUC T S A L E S : 1 1% INCRE A SE O V ER 2 0 16 $3.7 bn $3.3 bn $2.7 bn GROW T H We recorded $ 5.9 billion in global net sales in 2017, a growth of 14 percent versus 2016.* Annual net product sales of EYLEA in the United States increased by 11 percent to $ 3.7 billion versus full-year 2016, representing solid growth for a multi-billion-dollar product in its sixth year on the market. $1.7 bn In addition to efficacy and safety, another important consideration for physicians and patients is flexible dosing. With this in mind, we submitted a supplemental Biologic License Application (BLA) for every-3-month dosing (Q12) of EYLEA to the FDA, and have received a target action date of August 11, 2018. EYLEA is already approved for monthly as well as every-other-month dosing. 20 1 7 20 1 4 2 0 15 2 0 16 *Bayer records net product sales of EYLEA outside the United States. 8 2 0 1 7 A N N U A L R E P O R T < MENU >

DUPIXENT® (DUPILUMAB) INJECTION

DUPIXENT was approved in the United States in late March 2017 as the first biologic for moderate-to-severe atopic dermatitis and the first therapy to target the IL-4/IL-13 signaling pathway, a major driver of Type 2 allergic inflammation.

We, alongside our collaborator Sanofi, took an industry-leading approach by having in-depth, advanced conversations about pricing and value with both payers and independent value assessment groups prior to launch. We received a positive response to the cost-effective price, which is significantly less than the list price of comparable biologics used in dermatology.

We believe DUPIXENT could be a pipeline in a single product, given its potential to help patients with a number of Type 2 allergic diseases. Based on our positive Phase 3 program evaluating DUPIXENT in asthma, we and Sanofi submitted an application to the EMA and a supplemental BLA to the FDA for this indication and have been assigned a target action date of October 20, 2018 for the latter. Our pivotal asthma program consisted of three trials, which enrolled a broad population of uncontrolled asthma patients. DUPIXENT demonstrated significant reductions in both exacerbations and improvements in lung function. In the VENTURE study, DUPIXENT was the first biologic to demonstrate the ability to reduce the use of systemic steroids—completely eliminating their use in half of patients—while still providing significant improvements in lung function.

In addition to ongoing studies in pediatric atopic dermatitis and pediatric asthma, we also have two fully enrolled Phase 3 studies of dupilumab in nasal polyps and presented positive Phase 2 data in eosinophilic esophagitis, an orphan disease that currently has no approved treatment options. We also announced a partnership with Aimmune Therapeutics, Inc. to study dupilumab for the treatment of people with peanut allergies, with studies expected to begin in 2018. In addition to these diseases, we believe there is important potential for dupilumab in related diseases such as chronic obstructive pulmonary disease (COPD). We also continue to explore ways to enhance dupilumab in combination with other antibodies, such as our IL-33 antibody candidate.



Anthony
DUPIXENT patient

GROWTH

During its first nine months on the market, DUPIXENT generated $256 million in sales, nearly all in the United States. We are encouraged that new prescriptions have been growing and that over 90 percent of patients who started therapy in 2017 have refilled their prescriptions, signaling a strong retention rate. We have received approvals in Europe and Japan, with launches underway.

$256 MILLION

in global net product sales from March through December 2017, nearly all in the U.S.*

*Sanofi records global net product sales of DUPIXENT, PRALUENT and KEVZARA.

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2017 ANNUAL REPORT 9

GROWTH

$195 MILLION

in global net product sales in 2017*

PRALUENT® (ALIROCUMAB) INJECTION

Our PCSK9 (proprotein convertase subtilisin/kexin type 9) inhibitor is indicated as an adjunct to diet and maximally tolerated statin therapy for the treatment of adults with heterozygous familial hypercholesterolemia or clinical atherosclerotic cardiovascular disease who require additional lowering of LDL-C (often referred to as "bad cholesterol").

In March 2018, we and our collaborator Sanofi announced that PRALUENT significantly reduced cardiovascular events in the landmark ODYSSEY OUTCOMES trial. We also announced a new precision medicine approach focusing on patients at the highest risk for these events, as well as a novel pricing strategy designed to break gridlock in the current access environment.

In the ongoing PCSK9 patent litigation, we were pleased that, in late 2017, the United States Court of Appeals for the Federal Circuit ordered a new trial on the issues of written description and enablement and vacated the permanent injunction.

GROWTH

$13 MILLION

in global net product sales from May through December 2017*

KEVZARA® (SARILUMAB) INJECTION

Our IL-6R antibody for rheumatoid arthritis, also developed and commercialized alongside Sanofi, was approved in the United States, European Union and Japan in 2017.

Initial feedback from physicians has been positive, and we are working on securing reimbursement decisions.



Maria
KEVZARA patient

*Sanofi records global net product sales of DUPIXENT, PRALUENT and KEVZARA.

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IMMUNO-ONCOLOGY Our immuno-oncology program, including our PD-1 (programmed cell death protein 1) antibody cemiplimab, expanded rapidly in 2017, and is supported by our ongoing Immuno-Oncology Collaboration with Sanofi. Based on positive data announced in December 2017, we submitted our first BL A in advanced cutaneous squamous cell carcinoma, for which we have been granted Breakthrough Therapy designation by the FDA, and are currently awaiting a target action date. The EMA has also accepted our application for review in this indication. We also have three pivotal programs ongoing for non-small cell lung cancer, basal cell carcinoma and cer vical cancer, in addition to a host of programs across a range of solid tumor and blood cancers both as monotherapy and in combination with other therapies. 11 2 0 1 7 A N N U A L R E P O R T < MENU >

PIPELINE (as of April 2018)

Regeneron has 16 product candidates in clinical development, nearly all of which were developed using our proprietary *VelociGene*® and *VelocImmune*® technologies.

PHASE 1

DUPILUMAB*
IL-4R Antibody
COPD, allergic diseases

CEMIPLIMAB*
PD-1 Antibody
Cancer

REGN1979
CD20 × CD3 Antibody
Blood cancers

REGN3767*
LAG-3 Antibody
Cancer

CEMIPLIMAB + REGN1979
PD-1 Antibody +
CD20 × CD3 Antibody
Cancer

CEMIPLIMAB + REGN3767*
PD-1 Antibody + LAG3 Antibody
Cancer

REGN3470-3471-3479
Antibody to Ebola virus
Ebola virus infection

REGN3048-3051
Antibody to Middle Eastern Respiratory Syndrome (MERS) virus
MERS virus

REGN2477 + TREVOGRUMAB
Activin A Antibody +
GDF8 Antibody
Muscle-wasting diseases

REGN3500 + DUPILUMAB*
IL-33 Antibody + IL-4R Antibody
Asthma

REGN1908-1909
Fel d 1 Antibody
Allergic diseases

REGN3918
C5 Antibody
Paroxysmal nocturnal hemoglobinuria

PHASE 2

EVINACUMAB
ANGPTL-3 Antibody
Homozygous familial hypercholesterolemia (HoFH), refractory hypercholesterolemia, severe hypertriglyceridemia

DUPILUMAB*
IL-4R Antibody
Eosinophilic esophagitis, peanut allergy, grass allergy

SARILUMAB*
IL-6R Antibody
Polyarticular-course juvenile idiopathic arthritis, giant cell arteritis, polymyalgia rheumatic

CEMIPLIMAB*
PD-1 Antibody
Cutaneous squamous cell carcinoma, basal cell carcinoma

REGN2477
Activin A Antibody
Fibrodysplasia Ossificans Progressiva (FOP)

REGN3500*
IL-33 Antibody
Asthma

PHASE 3

ALIROCUMAB*
PCSK9 Antibody
Homozygous familial hypercholesterolemia (HoFH)

DUPILUMAB*
IL-4R Antibody
Asthma, pediatric asthma, pediatric atopic dermatitis, nasal polyps

EVINACUMAB
ANGPTL-3 Antibody
Homozygous familial hypercholesterolemia (HoFH)

AFLIBERCEPT
VEGF-Trap
Diabetic retinopathy without diabetic macular edema

FASINUMAB†
NGF Antibody
Osteoarthritis pain, chronic lower back pain

CEMIPLIMAB*
PD-1 Antibody
Non-small cell lung cancer, cervical cancer

*In collaboration with Sanofi.
†In collaboration with Teva Pharmaceuticals Industries Ltd. and Mitsubishi Tanabe Pharma Corporation.

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FASINUM A B Our NGF antibody continues to advance in the clinic in collaboration with Teva, with three clinical studies enrolling patients with osteoarthritis pain or chronic lower back pain and a long-term safety study ongoing. E V INACUMAB An ANGPTL-3 Phase 3 study antibody for severe forms of dyslipidemia, evanicumab is in a for patients with homozygous familial hypercholesterolemia. 13 2 0 1 7 A N N U A L R E P O R T < MENU >

EARLIER CLINICAL PROGRAMS

Activin A antibody

Our mid-stage and early programs include a Phase 2 study of our Activin A antibody for the treatment of the rare disease fibrodysplasia ossificans progressive (FOP).

Trevogrumab

We also completed enrollment in a Phase 1 study of our Activin A antibody in combination with trevogrumab, our GDF8 antibody, in people with muscle-wasting diseases and have already seen impressive dose-dependent increases in muscle mass with this combination, which we plan to advance into further studies.

REGN1979

We continue to advance our CD20 × CD3 bispecific antibody REGN1979 in blood cancers, and presented updated Phase 1 efficacy data at the American Society of Hematology meeting in December 2017.

LAG-3 antibody

Our LAG-3 antibody is also in Phase 1 clinical development as a monotherapy and in combination with cemiplimab for patients with advanced malignancies.

Additional antibodies (IL-33, Fel d 1, C5)

Our Phase 1 programs also include antibodies against IL-33 (in asthma, with other studies anticipated for atopic dermatitis and COPD as both monotherapy and in combination with dupilumab), Fel d 1 (in cat allergic disease), and C5 (for paroxysmal nocturnal hemoglobinuria). We expect multiple new IND submissions in the next few years to further bolster the early stage pipeline in a broad range of therapeutic areas.

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T E C H N O L O & G I E S R & D 15 2 0 1 7 A N N U A L R E P O R T < MENU >

COLLABORATION IN R&D

We undertook a number of business development initiatives this year designed to leverage the power of our technologies in collaboration with potentially complementary approaches.

These include collaborations with Aimmune Therapeutics, Inc., for dupilumab in food allergy, Decibel for the development of hearing loss therapeutics, and SillaJen, Inc., and Inovio Pharmaceuticals, Inc., to study cemiplimab in combination with other types of non-antibody immuno-oncology agents.

We also substantially expanded our collaboration with the federal government's Biomedical Advanced Research and Development Authority (BARDA) division to advance antibodies for infectious diseases and continue discussions on a number of other "rapid response" capabilities. Under a broad agreement focused on infectious disease preparedness, Health and Human Services (HHS) will fund 80 percent of our costs for research, development and manufacturing activities for up to ten antibodies. Building upon our prior Ebola agreement, we will also receive funding for the continued development of a three-antibody Ebola candidate and, eventually, potential procurement of the therapy for national security preparedness.

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THE REGENERON GENETICS CENTER®

We continue to bolster our foundational technologies and generate new capabilities to ensure we remain on the forefront of R&D innovation.

The Regeneron Genetics Center (RGC) has now sequenced the exomes of 300,000 properly consented individuals and is accelerating our pipeline by feeding their findings into existing programs and identifying potential new targets. In 2017, the RGC formed an important new collaboration with the UK Biobank to sequence 500,000 additional individuals in the next two years.

As part of this effort, we have developed an innovative pre-competitive consortium, which enables us, along with our collaborators AbbVie, Alnylam, AstraZeneca, Biogen, Pfizer and Takeda, to deliver a rich data resource to the broader global research community, following a short period of data exclusivity. In addition to the UK Biobank effort and foundational collaboration with Geisinger Health System, the RGC has secured over 60 other research collaborations to ensure a continued pool of diverse genetic samples.



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2017 ANNUAL REPORT 17

BUILDING ON OUR PROPRIETARY TECHNOLOGIES

Our *VelociSuite*® continues to grow and evolve, with the VI NEXT team working on ways to improve our current *VelocImmune*® mice.

For instance, we are working to generate animal models where T-cell immunity can be studied for use in immuno-oncology and vaccine development.

We are also using new technologies, such as immuno-PET (Positron Emission Tomography), in novel ways to understand better the immune environment of tumors with a goal of accelerating our oncology programs.

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GROWING OUR TEAMS AND SPACES As of April 2018, Regeneron has more than 6,500 employees, and we are proud to maintain employee turnover rates well below the industry average. Our team is expanding thoughtfully, with two new sales forces built out in 2017 to support our new FDA-approved medicines, and continual bolstering of our R&D and clinical teams to support our similarly expanding pipeline. Our Industrial Operations and Product Supply (IOPS) organization, headquartered in Rensselaer, New York, continues to perform strongly as they expand capacity for both clinical and commercial product. Our new Raheen, Ireland, facility was brought online in 2017 and has already successfully completed its first FDA inspection. We are proud to be recognized for the 5th time by Science magazine as the top employer in the global biopharmaceutical industry and to be named again as one of the world’s top 10 Most Innovative Company by Forbes. We were ranked for the fourth year on the Fortune 100 Best Places to Work and for the second year on the Fortune Ireland Best Places to Work. R E V E NUE 20 14 F UL L-T I ME 20 14 E MP L O Y E E S * 2,925 R & D I N V ES T M E N T † $2.075 $2.820 bn 2 0 15 $4.104 bn 2 0 15 4,300 BILLION IN 2017 2 0 16 $4.860 bn 2 0 16 5,400 21% INCRE ASE 20 % INCRE ASE VS VS 2 0 16 20 1 7 $5.872 bn 20 1 7 6,500 2 0 16 *Reflects employee count at end of each calendar year. †Generally Accepted Accounting Principles R &D Expenses. 19 2 0 1 7 A N N U A L R E P O R T < MENU >

D O I N G D O I N G W E L L G O O D B Y 20 2 0 1 7 A N N U A L R E P O R T < MENU >

CREATING A BETTER TOMORROW

At Regeneron, we strive every day to "do well by doing good." We seek to be responsible and collaborative corporate citizens, and to communicate transparently about our Environmental, Social and Governance (ESG) efforts.

To this end, in 2017 we conducted an internal corporate responsibility review and published our first consolidated Responsibility Report, where you can read more about our citizenship commitments. We are translating our review findings into strategic goals and developing a multi-year implementation plan to measure our progress.

In the following pages, we snapshot some of our citizenship achievements in 2017, during which we were proud to be added for the first time to the Civic 50 list of the most "community-minded" companies in the United States.

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SUPPORTING THE FUTURE OF SCIENTIFIC INNOVATION Investing in science, technology, engineering and math (STEM) education is at the heart of our corporate citizenship efforts. In 2017, we officially become the title sponsor of the Regeneron Science Talent Search, a program of Society for Science & the Public, and the oldest and most prestigious science competition for high school students. Following previous sponsors Intel and Westinghouse, our 10-year, $100-million commitment nearly doubled the competition’s overall award distribution. We are committed to expanding and diversifying the STEM talent pool, and have consequently earmarked $ 30 million for Society programs aiming to increase access to STEM education and resources for underrepresented populations. STEM education represented more than 96 percent of our corporate philanthropy grants in 2017 (not including medical grants and matched funds), and includes programs such as: HIGH SCHOOL SCIENCE RESEARCH MENTORSHIP PROGRAM which offers two-year, immersive, scientist-led laboratory research experiences to hundreds of high school students BIOBUS SCHOOL SCIENCE PROGRAM a community mobile science lab aboard a green 1974 school bus STEM TEACHING FELLOWSHIP a 16-month teacher training program that combines graduate-level coursework with a two-week laboratory research mentorship at Regeneron 22 2 0 1 7 A N N U A L R E P O R T < MENU >

SUPPORTING OUR COMMUNITIES

In 2017, we also commemorated our first annual Day for Doing Good, a company-wide day of service that saw over 50 percent employee participation.

107
different community organizations supported

15,935
volunteer hours contributed by our employees

56%
of Regeneron's employees worldwide volunteered their time

$14,850,978
in corporate donations to national and local non-profit organizations, including contributions under our Matching Gift Program

Regeneron matches our employees' donations to eligible charitable organizations in the US, dollar for dollar up to $5,000, through the Regeneron Matching Gift Program. In 2017, the program donated $747,057 to more than 913 organizations.

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SUPPORTING ENVIRONMENTAL SUSTAINABILITY

In 2013, we created five-year sustainability goals for four major focus areas: carbon, waste, hazardous chemical waste and electricity.

Since 2013, the company has grown significantly, adding one new site in the United States and three others in Europe. Despite this expansion, and with one year remaining, we are on track to meet our 2018 goals and will publish new goals within our 2019 report that cover all of our global operations.

CARBON

5-YEAR GOAL*:
By 2018, we will reduce our greenhouse gas emissions per employee by 30%

PROGRESS ON 5-YEAR GOAL, 2013-2017:
On track: We reduced our greenhouse gas emissions per employee by 24%

WASTE

5-YEAR GOAL*:
By 2018, we will divert 90% of our waste from landfill

PROGRESS ON 5-YEAR GOAL, 2013-2017:
Achieved: We diverted 94% of our waste from landfill, reaching our goal

ELECTRICITY

5-YEAR GOAL*:
By 2018, we will reduce our consumption per employee by 10%

PROGRESS ON 5-YEAR GOAL, 2013-2017:
On track: We reduced our consumption per employee by 5%

HAZARDOUS CHEMICAL WASTE

5-YEAR GOAL*:
By 2018, we will reduce hazardous chemical waste by 60% per lab employee

PROGRESS ON 5-YEAR GOAL, 2013-2017:
On track: We reduced hazardous chemical waste by 47% per lab employee

*Carbon and Electricity baselines are reported based on the original Carbon Disclosure Project (CDP) reporting year; 2013 noted above corresponds to June 2013 – May 2014 reporting year.

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SUPPORTING OUR PATIENTS Our commitment to patients with serious conditions does not end when we bring a new product to market. We support patients through: DISEASE EDUCATION AND AWARENESS PROGRAMS that equip healthcare practitioners, patients and their support systems with the tools for disease prevention, diagnosis and management PRODUCT SUPPORT SERVICES for both healthcare providers and patients to help them access the medicines they need EDUCATION ON USING MEDICINES safely and appropriately Regeneron wants to ensure that our products actually reach patients in need through fair pricing and access practices. We partner with payers and healthcare professionals to improve access to treatment. Once treatments are approved, we make strategic decisions on the most effective and affordable way to bring them to market. Regeneron works with independent organizations to assess the fairness of our pricing, and with insurers to ensure appropriate access to our treatments for those that need them. 25 2 0 1 7 A N N U A L R E P O R T < MENU >

SUPPORTING OUR PEOPLE

Regeneron strives to provide a work environment that attracts and retains a diverse range of highly talented, motivated people and helps them achieve their full potential. We foster a culture that celebrates our science, our people and our commitment to good citizenship.

We also give our employees the tools they need to ensure all business is conducted responsibly and ethically. This is demonstrated through the range of policies, practices and initiatives we have implemented, encompassing compliance, anti-bribery and corruption, responsible sales and marketing, ethical clinical trials and product quality and safety.

In 2017, we relaunched our employee wellness strategy, which goes beyond traditional healthcare benefits and encompasses all aspects of health, emotional and financial well-being. Some examples include:

- **WORK TOGETHER, PLAY TOGETHER:** more than 1,400 of our employees participate in company-backed activities from soccer to softball, running, biking, golf, board games and even knitting
- **WEIGHT WATCHERS:** funding up to 100 percent of the membership costs for first-time members
- **FINANCIAL SEMINARS:** free seminars with financial experts regarding tax planning, our 401(k) plan and other investing topics

Regeneron is committed to keeping all of our employees safe and ensuring a healthy working environment. We do this by meeting or exceeding all Environmental, Health, Safety and Security regulations, and driving best practices. We provide 24/7 global site protection to all our colleagues. We adhere to the standards set by the Occupational Safety & Health Administration (OSHA), including routine site inspections, to reduce the risk of workplace accidents. We track our Total Recordable Incident Rates (TRIR), Lost Time Incident Rates (LTIR) and Days Away Restricted Time (DART) Rates, which reflect the number and severity of accidents in the workplace. This information provides a benchmark for monitoring our performance and alerting us when improvements need to be made.

90%

acceptance rate for job offers in 2016

92.2%

employee retention rate, with a turnover rate less than half our industry average*

*Industry average is based on the Radford U.S. Life Sciences Trends Report for 2016

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2017 ANNUAL REPORT 26

FORWA RD - LOOK ING S TAT EMEN T S A ND NON - GA A P FIN A NCIA L ME ASURES This Annual Report includes forward-looking statements that involve risks and uncertainties relating to future events and the future performance of Regeneron Pharmaceuticals, Inc. (where applicable, together with its subsidiaries, “Regeneron” or the “Company” ), and actual events or results may differ materially from these forward-looking statements. Words such as “anticipate,” “expect,” “intend,” “plan,” “believe,” “seek,” “estimate,” variations of such words and similar expressions are intended to identify such forward-looking statements, although not all forward-looking statements contain these identifying words. These statements concern, and these risks and uncertainties include, among others, the nature, timing and possible success and therapeutic applications of Regeneron’s products, product candidates and research and clinical programs now underway or planned, including without limitation EYLEA® (aflibercept) Injection, DUPIXENT® (dupilumab) Injection, PRALUENT® (alirocumab) Injection, KEVZARA® (sarilumab) Injection, cemiplimab, fasinumab and evinacumab; the likelihood and timing of achieving any of Regeneron’s anticipated clinical development milestones; unforeseen safety issues resulting from the administration of products and product candidates in patients, including serious complications or side effects in connection with the use of Regeneron’s product candidates in clinical trials; the likelihood and timing of possible regulatory approval and commercial launch of Regeneron’s late-stage product candidates and new indications for marketed products, including without limitation EYLEA, DUPIXENT, PRALUENT, KEVZARA, cemiplimab, fasinumab and evinacumab; the extent to which the results from the research and development programs conducted by Regeneron or its collaborators may be replicated in other studies and lead to therapeutic applications; ongoing regulatory obligations and oversight impacting Regeneron’s marketed products (such as EYLEA, DUPIXENT, PRALUENT and KEVZARA), research and clinical programs and business, including those relating to patient privacy; determinations by regulatory and administrative governmental authorities which may delay or restrict Regeneron’s ability to continue to develop or commercialize Regeneron’s products and product candidates; competing drugs and product candidates that may be superior to Regeneron’s products and product candidates; uncertainty of market acceptance and commercial success of Regeneron’s products and product candidates; the ability of Regeneron to manufacture and manage supply chains for multiple products and product candidates; the ability of Regeneron’s collaborators, suppliers or other third parties to perform filling, finishing, packaging, labeling, distribution and other steps related to Regeneron’s products and product candidates; coverage and reimbursement determinations by third-party payers, including Medicare and Medicaid; unanticipated expenses; the costs of developing, producing and selling products; the ability of Regeneron to meet any of its financial projections or guidance, and changes to the assumptions underlying those projections or guidance; the potential for any license or collaboration agreement, including Regeneron’s agreements with Sanofi, Bayer and Teva Pharmaceutical Industries Ltd. (or their respective affiliated companies, as applicable), to be cancelled or terminated without any further product success; and risks associated with intellectual property of others and pending or future litigation relating thereto, including without limitation the patent litigation proceedings relating to PRALUENT, the ultimate outcome of any such litigation proceedings and the impact any of the foregoing may have on Regeneron’s business, prospects, operating results and financial condition. A more complete description of these and other material risks can be found in Regeneron’s filings with the U.S. Securities and Exchange Commission, including its Form 10-K for the fiscal year ended December 31, 2017, including in the section thereof captioned “Item 1A. Risk Factors.” Any forward-looking statements are made based on management’s current beliefs and judgment, and the reader is cautioned not to rely on any forward-looking statements made by Regeneron. Regeneron does not undertake any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. 27 2 0 1 7 A N N U A L R E P O R T < MENU >

FORWARD-LOOKING STATEMENTS AND NON-GAAP FINANCIAL MEASURES (CONT.)

This Annual Report uses non-GAAP net income, non-GAAP net income per share and free cash flow, which are financial measures that are not calculated in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). These non-GAAP financial measures are computed by excluding certain non-cash and other items from the related GAAP financial measure. Non-GAAP adjustments also include the estimated income tax effect of reconciling items. Free cash flow is calculated as cash flows from operating activities as presented in the statement of cash flows under GAAP, less capital expenditures. The Company makes such adjustments for items the Company does not view as useful in evaluating its operating performance. For example, adjustments may be made for items that fluctuate from period to period based on factors that are not within the Company's control (such as the Company's stock price on the dates share-based grants are issued) or items that are not associated with normal, recurring operations (such as changes in applicable laws and regulations). Management uses these non-GAAP measures for planning, budgeting, forecasting, assessing historical performance and making financial and operational decisions, and also provides forecasts to investors on this basis. Additionally, such non-GAAP measures provide investors with an enhanced understanding of the financial performance of the Company's core business operations. However, there are limitations in the use of these and other non-GAAP financial measures as they exclude certain expenses that are recurring in nature. Furthermore, the Company's non-GAAP financial measures may not be comparable with non-GAAP information provided by other companies. Any non-GAAP financial measure presented by Regeneron should be considered supplemental to, and not a substitute for, measures of financial performance prepared in accordance with GAAP. A reconciliation of the Company's historical GAAP to non-GAAP results is included below.

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE DATA)	YEAR ENDED DECEMBER 31, 2017	2016
GAAP net income	$ 1,198,511	$ 895,522
Adjustments:		
R&D: Non-cash share-based compensation expense	271,878	313,048
R&D: Up-front payments related to license and collaboration agreements	25,000	100,000
SG&A: Non-cash share-based compensation expense	208,395	231,183
COGS and COCM: Non-cash share-based compensation expense	27,004	15,647
Other expense: Loss on extinguishment of debt	30,100	467
Income tax effect of reconciling items above	(186,039)	(236,663)
Income tax expense: Charge related to enactment of U.S. Tax Reform Act	326,202	-
Non-GAAP net income	$ 1,901,051	$ 1,319,204
Non-GAAP net income per share – basic	$ 17.88	$ 12.60
Non-GAAP net income per share – diluted	$ 16.32	$ 11.32
Shares used in calculating:		
Non-GAAP net income per share – basic	106,338	104,719
Non-GAAP net income per share – diluted	116,518	116,548

RECONCILIATION OF FREE CASH FLOWS (UNAUDITED, IN THOUSANDS)	YEAR ENDED DECEMBER 31, 2017
Net cash provided by operating activities	$ 1,307,112
Capital expenditures	(272,626)
Free cash flows	$ 1,034,486

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2017 ANNUAL REPORT 28

CORPORATE INFORMATION

Common Stock and Related Matters
Our Common Stock is traded on The NASDAQ Global Select Market under the symbol "REGN." Our Class A Stock is not publicly quoted or traded.

The following table sets forth, for the periods indicated, the range of high and low sales prices for the Common Stock as reported by The NASDAQ Global Select Market.

2015	HIGH	LOW
First Quarter	$495.50	$393.00
Second Quarter	$544.00	$433.47
Third Quarter	$605.93	$435.52
Fourth Quarter	$592.59	$448.10

2016	HIGH	LOW
First Quarter	$532.91	$348.96
Second Quarter	$433.93	$329.09
Third Quarter	$443.99	$348.43
Fourth Quarter	$452.96	$325.35

2017	HIGH	LOW
First Quarter	$401.21	$340.09
Second Quarter	$543.55	$360.00
Third Quarter	$526.12	$426.47
Fourth Quarter	$477.00	$353.14

As of April 12, 2018, there were 188 shareholders of record of our Common Stock and 17 shareholders of record of our Class A Stock. The closing sales price for the Common Stock on that date was $325.08.

We have never paid cash dividends and do not anticipate paying any in the foreseeable future.

SEC Form 10-K
A copy of our 2017 Annual Report on Form 10-K filed with the Securities and Exchange Commission (which forms part of this 2017 Annual Report to Shareholders and is incorporated herein by reference) is available without charge from the Regeneron Investor Relations Department, reachable via invest@regeneron.com.

2018 Annual Shareholder Meeting
The Annual Meeting will be held on June 8, 2018 at 10:30 a.m., Eastern Time, at the Westchester Marriott Hotel, 670 White Plains Road, Tarrytown, New York 10591.

Shareholders' Inquiries
Inquiries relating to stock transfer or lost certificates and notices of changes of address should be directed to our Transfer Agent, American Stock Transfer & Trust Co., 6201 15th Avenue, Brooklyn, New York 11219, (800) 937-5449, www.amstock.com/main. General information regarding the Company, recent press releases and SEC filings are available on our website at www.regeneron.com, or can be obtained by contacting our Investor Relations Department at (914) 847-7741 or invest@regeneron.com.

Corporate Office
777 Old Saw Mill River Road
Tarrytown, New York 10591-6707
(914) 847-7400

Transfer Agent and Registrar
American Stock Transfer & Trust Co.
6201 15th Avenue
Brooklyn, New York 11219

Independent Registered Public Accounting Firm
PricewaterhouseCoopers LLP

REGENERON®, Science to Medicine® and the following are registered trademarks of Regeneron Pharmaceuticals, Inc.: EYLEA®, *VelociGene®*, *VelocImmune®*, *VelociSuite®* and Regeneron Genetics Center®. PRALUENT®, DUPIXENT®, and KEVZARA® are registered trademarks of Sanofi.

REGENERON < MENU > 2017 ANNUAL REPORT 29